Exhibit 10.38

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made between James McNally on behalf of him/herself, his/her agents, assignees, heirs, executors, administrators, beneficiaries, trustees and legal representatives (“Employee”), and Clinical Micro Sensors, Inc. d.b.a. GenMark Diagnostics, Inc. (together with GenMark Diagnostics, Inc., the “Company”). Employee and the Company are each a “Party” and are together sometimes referred to as “Parties” to this Agreement. Capitalized terms used but not defined herein shall have the meaning given to such terms in the GenMark Diagnostics, Inc. Executive Severance Plan (the “Severance Plan”).

In consideration of the promises in this Agreement, the adequacy of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT

1.Separation Date: Employee’s employment with the Company will cease effective January 10, 2020 (the “Separation Date”).

2.Consideration. In consideration of Employee executing this Agreement and complying with its terms, the Company agrees to:

a.
pay Employee an aggregate gross lump sum payment of ONE HUNDRED FORTY-FIVE THOUSAND ONE HUNDRED ONE AND 32/100 DOLLARS ($145,101.32), representing six (6) months of Employee’s Base Salary Rate payable pursuant to Section 6.1(a) of the Severance Plan within ten (10) business days after the date both Parties have signed this Agreement;

b.
pay Employee an amount equal to: (x) Employee’s target bonus percentage under the 2019 Bonus Plan (i.e., 50% of Employee’s base salary as of the Separation Date), multiplied by (y) the percentage achievement of the Company-level performance targets under the Company’s 2019 Bonus Plan as approved by the Company’s Board of Directors (and without modification upward or downward based on individual performance), payable upon the later of (i) ten (10) business days after the date both Parties have signed this Agreement, or (ii) the date the Company pays bonus awards to Company employees in accordance with the 2019 Bonus Plan; and

c.
provide that the restricted stock units set forth on Exhibit A hereto (the “Severance Equity”) granted under the terms of the Company’s 2010 Equity Incentive Plan (as amended, the “2010 Plan”) shall continue to remain outstanding and vest, and be issued to Employee, within ten (10) business days after the date both Parties have signed this Agreement.

3.Health Care Coverage. If Employee elects to continue and remains eligible for COBRA benefits pursuant to Section 6.1(b) of the Severance Plan, the Company will pay for and provide the health care benefits as set forth therein.

4.Outplacement Services. The Company will provide Employee with an outplacement services package selected by the Company following the receipt of this Agreement signed in full and on the condition that Employee performs his/her obligations hereunder. In no event will Employee receive cash or other benefits in lieu of outplacement services.

5.Transition Services. Promptly following the Separation Date, Employee agrees to reasonably cooperate with the Company to transition Employee’s existing work to other Company employees.

6.Treatment of ESPP Contributions and Other Equity Awards. Any contributions made by Employee into the Company’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”) in respect of any ESPP plan period that does not conclude prior to the Separation Date will be refunded to Employee in accordance with the terms of the ESPP. In addition, any restricted stock units, stock options or other equity Awards held by the Employee which remain unvested as of the Separation Date (other than the Severance Equity) will be cancelled and terminated in their entirety without further action of the Parties pursuant to the terms of the 2010 Plan.

7.No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration and/or benefits specified in Sections 2, 3 and 4 above (collectively, the “Separation Benefits”), except for Employee’s execution of this Agreement and the fulfillment of the covenants contained herein.

8.Consideration Sufficiency. Employee acknowledges and agrees that the Separation Benefits are contingent upon the Company receiving an executed copy of this Agreement no later than January 16, 2020, and that Employee performs all of his/her obligations hereunder. Employee acknowledges that the Separation Benefits are greater than that which Employee would otherwise be entitled to in the absence of this Agreement.

9.Payment of Wages. On the Separation Date, the Company will pay Employee all Accrued Amounts earned through the Separation Date, subject to all required payroll deductions and withholdings.

10.Tax Matters. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than Company’s obligation and right to withhold, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

11.Release of Claims. In consideration of the Company’s execution of this Agreement and other good and valuable consideration, Employee hereby forever and irrevocably releases and discharges the Company, and any parent (including GenMark Diagnostics, Inc.), subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, successors and assigns, and each of them (collectively, the “Released Parties”) from all known and unknown claims, liabilities, and obligations of every kind (including attorneys’ fees and costs) that Employee has ever had or now may have against the Released Parties arising out of or relating to facts, events, occurrences, or omissions up to and including the date this Agreement is fully executed by the Parties. The claims that Employee is releasing include: (a) claims arising out of Employee’s employment with the Company and his/her separation from such employment; (b) claims for breach of express or implied contract or covenant of good faith and fair dealing; (c) all claims for harassment, discrimination or violation of public policy; (d) claims for constructive discharge or wrongful discharge; (e) claims for retaliation; (f) claims for violation of state or federal common law or statutory law, including to the extent applicable, all claims arising under the California Constitution, the California Fair Employment and Housing Act, the California Labor Code, including sections 970 et. seq., Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the California Unruh Act, the Worker Adjustment and Retraining Notification Act (WARN), California WARN, the Equal Pay Act, California Business & Professions Code, including sections 17200 et seq., the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the California Family Rights Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Private Attorneys General Act of 2004, and the Sarbanes-Oxley Act of 2002, or other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment; (g) claims for emotional distress, mental anguish, humiliation, and personal injury; and (h) claims that may be asserted on Employee’s behalf by others. Excluded from this Release are claims which cannot be waived or released as a matter of law.

YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND EACH OF ITS RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, LEGAL PREDECESSORS AND SUCCESSORS, BY SIGNING THIS RELEASE.

12.No Further Obligations of Company. Employee acknowledges that the Separation Benefits and other considerations provided to him/her are in full and complete satisfaction and discharge of any and all obligations that the Company or any of the Released Parties has or may have to Employee.

13.Representation of No Action; Agreement Not to Sue. As a condition of receiving the Separation Benefits and other consideration provided, Employee agrees not to sue in civil court any of the Released Parties regarding any claim that has been released in this Agreement. Employee represents and agrees that he/she has not initiated any claim, charge, lawsuit, or other action against any of the Released Parties and that he/she has not transferred or assigned that right to any other person or entity. Should any third party, including any state or federal agency, bring any action or claim against the Company or any of the Released Parties on Employee’s behalf, Employee acknowledges and agrees that this Agreement provides full relief and Employee will not accept any other relief. The prohibitions on further recovery in this Section 13 will not apply to any recovery authorized under Section 21F of the Securities Exchange Act of 1934.

14.Waiver of Civil Code Section 1542. Employee acknowledges that he/she has been made aware of and expressly waives any and all rights under Section 1542 of the California Civil Code to the full extent that such rights may be waived. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

15.Non-Disparagement. Employee agrees not to make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, including, but not limited to, current Company employees, the media, regulatory agencies, public interest groups, and publishing companies.

16.Return of Company Property. Employee agrees to promptly return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Employee discovers after the Separation Date that Employee has retained any Company proprietary or confidential information, Employee agrees, immediately upon discovery to contact the Company and make arrangements for returning the information.

17.Post-Employment Obligations. Employee acknowledges his/her continuing obligations under Employee’s Confidentiality and Non-Disclosure Agreement (the “NDA”) which prohibits disclosure of any confidential or proprietary information of the Company. A copy of the NDA is attached. Pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding; provided, however that Employee: (i) shall file any document containing the trade secret under seal; and (ii) shall not disclose the trade secret, except pursuant to a court order.

18.Breach of Agreement. If Employee breaches any of Employee’s obligations under this Agreement (including, but not limited to, Employee’s obligations relating to Confidentiality, Return of Company Property, and Post-Employment Obligations), Company’s obligations under this Agreement will immediately be terminated, no further performance under this Agreement will be required by the Company, and Employee shall immediately return to the Company any payments and other consideration previously paid or provided to Employee by the Company under this Agreement.

19.No Admission. Employee understands that the Released Parties expressly deny any wrongdoing or liability to Employee.

20.Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Agreement, which will otherwise remain in full force.

21.Review and Return of Agreement. Employee has seven (7) days from the date of this Agreement to review and execute this Agreement (although Employee may choose to voluntarily execute this Agreement earlier). This Agreement will not be effective or enforceable until after the delivery of a signed copy of the Agreement to the Company at 5964 La Place Court, Carlsbad CA, 92008, Attention: Hollis Winkler, Vice President, Human Resources.

22.Material Non-Public Information. Employee hereby acknowledges that as of the date of this Agreement, Employee is a holder of the Company’s equity securities. Employee hereby further acknowledges that he/she is aware that United States securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Employee shall not trade in the securities of the Company on the basis of, or while Employee is in possession of, material non-public information regarding the Company. Nothing contained in this Agreement shall create any presumption that any information supplied to Employee is in fact material and non-public, nor shall anything contained herein shift the burden of proof imposed by applicable law absent this Agreement with respect to establishing whether any such information is material and non-public.

23.Applicable Law. This Agreement will be governed by California law. Venue for all disputes will be in San Diego County, California and each Party agrees not to assert lack of jurisdiction as an objection to any action brought in San Diego, California.

24.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Executed faxed copies or PDF copies transmitted via email will be effective and enforceable.

25.Headings. Headings in this Agreement are inserted for reference and convenience only and are not a part of this Agreement.

26.Interpretation, Entire Agreement. This Agreement replaces and supersedes all other agreements, verbal or written, which are merged into this Agreement, and constitutes the entire agreement of the Parties. Any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. Further, the Parties agree that the term “including” and its variations are always used in the non-restrictive sense as if followed by “but not limited to.”

27.Modification and Waiver. Any modification of this Agreement will be effective only if it is in a writing signed by the Parties to this Agreement. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, even if similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

28.Expiration of Offer. The offer made by the Company pursuant to this Agreement shall be null and void if it is not accepted in writing by Employee on or before the expiration of the 7-day period described in Section 8 above.

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Employee and the Company, by their signatures below, acknowledge that, other than the NDA which remains in effect, there exist no other promises, representations, or agreements between them and that they voluntarily enter into this Agreement with the intent to be legally bound.

/s/ James McNally        DATE: _14-Jan-2020________
James McNally

/s/ Hollis Winkler          DATE: _9-Jan-2020________
James McNally
Vice President, Human Resources

Exhibit A
Severance Equity

RSU Grant Number	Vest Date	Grant Date	Total Shares
000200	2/1/2020	11/2/2016	2,031
000540	2/22/2020	2/22/2017	625
000825	2/1/2020	10/27/2017	625
001130	2/23/2020	2/23/2018	5,859
001399	1/26/2020	10/26/2018	1,250
001584	2/18/2020	2/18/2019	25,312
Total			35,702